Exhibit 99.1

RAND WORLDWIDE, INC. AND AVATECH SOLUTIONS, INC. MERGE BUSINESS OPERATIONS
Combined Company is Autodesk’s Largest Global VAR

FRAMINGHAM, MA and OWINGS MILLS, MD – August 17, 2010 – Rand Worldwide, Inc. (Framingham, MA), a global leader in providing technology solutions to organizations with engineering design and information technology requirements, and Avatech Solutions, Inc. (Owings Mills, MD - OTCBB: AVSO), one of America's leading professional services companies for design and engineering technologies, today announced that the companies have been combined through a reverse merger. The combined company intends to change its name to Rand Worldwide, Inc. and will seek a new OTC Bulletin Board symbol.

As a result of the merger, the combined company has approximately 51,400,844 shares of common stock issued and outstanding, of which approximately 67% were issued to the former stockholders of Rand Worldwide, including its principal stockholders, funds managed by Ampersand, a private equity firm headquartered in Wellesley, Massachusetts. The combined company will have six directors on its board including the chief executive officer and several former board members of Rand Worldwide and Avatech.

The newly constituted board of directors has appointed Marc Dulude as the chief executive officer of the combined company, and Larry Rychlak as the president and chief financial officer. George Davis, formerly the CEO of Avatech, will remain on the board of the combined company and Richard Charpie, a Managing General Partner of Ampersand, will assume the role of chairman. The combined company is the largest global value added reseller of Autodesk, Inc. (NASDAQ: ADSK) products in the world with sales and services capabilities that extend across the United States, Canada, Singapore, Malaysia, and Australia. With offices in 47 cities globally, the combined company is now in a position to further extend its premier training, support, and services throughout the engineering community with even broader reach. It will also continue to offer a wide range of software support services to users of products from PTC (NASDAQ: PMTC), Dassault Systèmes (Euronext Paris: #13065, DSY.PA), and Autonomy Corporation plc (LSE: AU or AU.L). The companies’ combined revenue from the last twelve months totaled approximately $82M.

“With little geographic overlap between the businesses today, the combination of Rand Worldwide and Avatech allows us to leverage the full range of selling and technical resources of each of the companies to enhance the service delivered to our clients," commented Dulude. “We believe that clients in all of the geographies we serve will reap the benefits of the very deep bench of technical service capabilities that will result from combining the two companies. Also, the ability to deliver the additional products and solutions that each company has to its respective customer bases represents an attractive cross selling opportunity.”

Rychlak added, "We see great opportunities to even further develop the operational excellence that has characterized each company. It is our intention to leverage the investments we have made in our people, systems and processes across a much larger set of selling operations. This combination represents an ideal opportunity for such leverage.”

Steve Blum, Autodesk’s senior vice president of Americas Sales said, “Autodesk has been very pleased with the performance of these two significant channel partners and we look forward to the increased capabilities available with this combination.” All Autodesk related services and sales activities for the two companies will be combined under the IMAGINiT Technologies brand worldwide.

Duff & Phelps, LLC served as an independent financial advisor to the Board of Directors of Avatech with respect to this transaction and provided an opinion as to the fairness of the transaction, from a financial point of view, to Avatech and its stockholders. Edwards Angell Palmer & Dodge LLP served as legal counsel to Rand Worldwide, Inc.. Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC served as legal counsel to Avatech Solutions, Inc.

About Rand Worldwide and Avatech Solutions.
Rand Worldwide and Avatech Solutions have combined to form one of the world’s leading professional services and technology companies for the engineering community, targeting organizations in the building, infrastructure, and manufacturing industries. The combined company advances the way organizations design, develop, and manage building, infrastructure, and manufacturing projects. Fortune 500 and Engineering News Record's Top 100 companies work with the company to gain a competitive advantage through technology consulting, implementation, training, and support services. One of the world's largest integrators of Autodesk software, the company designs systems that accelerate innovation while improving quality and profitability. For more information see (www.rand.com) and (www.avatech.com).

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, the expected benefits of the merger of Rand Worldwide and Avatech for stockholders of the combined company, the future growth and performance of the combined company and plans to change the name and trading symbol of the combined company. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by these forward looking statements. For example, management’s expectations could be affected by risks and uncertainties relating to: the risk that Rand Worldwide’s and Avatech’s’ businesses will not be integrated successfully; changes in the combined company’s competitive position or competitive actions by other companies; the ability of the combined company to generate sufficient cash flow in the short term to cover closing expenses and severance and transition costs and the ability of the combined company to manage growth. The Company undertakes no obligation to review or update any forward looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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For further information, please contact:

Chantale Marchand
Rand Worldwide, Inc. / Avatech Solutions, Inc.
(508) 663-1411
cmarchand@rand.com

Rand Worldwide is a trademark or registered trademark of Rand IMAGINiT Technologies Inc. and/or Rand A Technology Corporation in the US and/or other countries.

Autodesk is a registered trademark or trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries.